EXHIBIT 99.2
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
     On March 24, 2008, Bio-Imaging Technologies, Inc. (“Bio-Imaging”) acquired Phoenix Data Systems, Inc. (“PDS”). The accompanying Pro Forma Consolidated Statement of Operations for the year ended December 31, 2007, gives effect to the acquisition of PDS under the purchase method of accounting as if it were acquired on January 1, and combines the historical operating results of PDS for the year ended December 31, 2007 with the historical operating results of Bio-Imaging for year ended December 31, 2007.
     The Pro Forma Consolidated Statement of Operations for the three months ended March 31, 2008, gives effect to the acquisition of PDS under the purchase method of accounting as if it were acquired on January 1, 2008.
     The Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2008 is not required herein as the transaction was reflected in our March 31, 2008 Quarterly Report on Form 10Q filed on May 13, 2008 which is incorporated herein by reference.
     The Pro Forma Consolidated Statements of Operations adjustments are based upon available information, the structure of the transactions and certain assumptions that we believe are reasonable under the circumstances. The Pro Forma Consolidated Statements of Operations are presented for illustrative purposes only and are not necessarily indicative of the result of operations that would have actually been reported had the acquisition of PDS occurred as of January 1, 2007, or what results will be for any future period.
     The preliminary allocation of the purchase price was based on preliminary estimated fair value of assets acquired, including identifiable intangible assets, and liabilities assumed. The preliminary identifiable intangible assets of $1,550,000 comprised of software, trademark, customer backlog, customer relationships and non-compete agreements are amortized in the pro forma statements over the remaining useful lives of two to seven years. Our estimates and assumptions are subject to change upon the finalization of the valuation of the acquired assets, purchase price adjustments and accounting for income taxes.
     The pro forma consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Bio-Imaging included in Bio-Imaging’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and quarterly report on Form 10-Q for the quarter ended March 31, 2008 and the historical financial statements of PDS included herein. The pro forma financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the consolidated companies.

Bio-Imaging Technologies, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year ended December 31, 2007

					Pro forma
(in thousands, except per share data)	Bio-Imaging	PDS	Adjustments		Combined
Service revenue	38,196	12,070	—		50,266

Reimbursement revenue	9,711	—	—		9,711

Total revenues	47,907	12,070	—		59,977

Cost and expenses:
Cost of service revenues	21,949	—	—		21,949
Cost of reimbursement revenues	9,711	—	—		9,711
Sales and marketing expenses	6,855	—	—		6,855
Employee compensation	—	7,768	—		7,768
General and administrative expenses	6,203	3,219	434	(a)	9,856

Total cost and expenses	44,718	10,987	434		56,139

Income from operations	3,189	1,083	(434)		3,838

Interest income	655	67	(415	) (b)	307
Interest expense	(12)	(113)	—		(125)
Other expense	—	(28)			(28)

Income before income tax	3,832	1,009	(849)		3,992

Income tax provision (benefit)	1,500	394 (c)	(331	) (c)	1,563

Net income	2,332	615	(518)		$2,429

Basic income per common share	0.20	—	—		$0.17

Weighted average number of common shares	11,616	—	2,287	(d)	13,903

Diluted income per common share	0.18	—	—		$0.16

Weighted average number of dilutive common equivalent shares	12,745	—	2,287	(d)	15,032

(a)	Pro forma adjustment reflects amortization of the fair value of intangible assets acquired based on Bio-Imaging’s preliminary allocation of purchase price as if the acquisition occurred on January 1, 2007.

(b)	Pro forma adjustment reflects decrease in interest income on the cash paid to the PDS stockholders’ as if the acquisition occurred on January 1, 2007.

(c)	Tax effect of the acquisition using Bio-Imaging’s effective tax rate for 2007 of 39%.

(d)	Pro forma adjustment to add the 2,287,582 share of Bio-Imaging’s common stock issued to PDS’s shareholders on the date of acquisition as if the shares were issued on January 1, 2007 for the earnings per share calculation.

Bio-Imaging Technologies, Inc.
Pro Forma Consolidated Statement of Operations
For the Three Months Ended March 31, 2008

						Pro forma
(in thousands, except per share data)	Bio-Imaging	PDS		Adjustments		Combined
Service revenue	11,161	4,449				15,610

Reimbursement revenue	3,078	—		—		3,078

Total revenues	14,239	4,449				18,688

Cost and expenses:
Cost of service revenues	6,324	—		—		6,324
Cost of reimbursement revenues	3,078	—		—		3,078
Sales and marketing expenses	2,011	—		—		2,011
Employee compensation	—	2,929				2,929
General and administrative expenses	1,673	2,113	(e)	109	(f)	3,895

Total cost and expenses	13,086	5,042		109		18,237

Income from operations	1,153	(593)		(109)		451

Interest income, net	153	(17)		(76	) (g)	60
Other expense	—	(9)				(9)

Income before income tax	1,306	(619)		(185)		502

Income tax provision (benefit)	483	(229	) (h)	(69	) (h)	185

Net income	823	(390)		(116)		$317

Basic income per common share	0.07	—		—		$0.02

Weighted average number of common shares	12,021	—		2,287	(i)	14,308

Diluted income per common share	0.06	—		—		$0.02

Weighted average number of dilutive common equivalent shares	12,964	—		2,287	(i)	15,251

(e)	Includes $789,000 from nonrecurring charges directly attributable to the acquisition transaction.

(f)	Pro forma adjustment reflects amortization of the fair value of intangible assets acquired based on Bio-Imaging’s preliminary allocation of purchase price as if the acquisition occurred on January 1, 2008.

(g)	Pro forma adjustment reflects decrease in interest income on the cash paid to the PDS stockholders’ as if the acquisition occurred on January 1, 2008.

(h)	Tax effect of the acquisition using Bio-Imaging’s effective tax rate for 2008 of 37%.

(i)	Pro forma adjustment to add the 2,287,582 share of Bio-Imaging’s common stock issued to PDS’s shareholders on the date of acquisition as if the shares were issued on January 1, 2008 for the earnings per share calculation.

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